Exhibit 99.1

BNC Bancorp Announces 10% Stock Dividend

THOMASVILLE, N.C., Aug. 13 /PRNewswire-FirstCall/ — BNC Bancorp (Nasdaq: BNCN) today announced that the Board of Directors has approved a 10% stock dividend. The stock dividend will be paid on September 15, 2003, to all shareholders of record on September 1, 2003. Certificates currently held by shareholders will continue to represent the number of shares indicated, and new certificates will be issued for an amount representing the dividend shares.

Commenting on the announcement, W. Swope Montgomery, Jr., President and CEO, said, “The success of BNC Bancorp and Bank of North Carolina has been very encouraging to our Board, management and staff. In an attempt to continually reward our shareholders for their loyalty and investment we paid our first cash dividend earlier this year and this will be the seventh stock dividend that has been declared in the past nine years.”

BNC Bancorp is the parent company of Bank of North Carolina, a $331 million commercial bank that provides a complete line of banking and financial services to individuals and businesses through full-service banking offices located in the cities of Thomasville, Archdale, Lexington, Kernersville and Oak Ridge, North Carolina. Bank of North Carolina is insured by the FDIC and is an equal housing lender. BNC Bancorp’s stock is quoted in the Nasdaq Small-Cap market under the symbol “BNCN.”

This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections. Please refer to BNC Bancorp’s filings with the Securities and Exchange Commission for a summary of important factors that could affect BNC Bancorp’s forward-looking statements. BNC Bancorp undertakes no obligation to revise these statements following the date of this press release.

SOURCE BNC Bancorp -0- 08/13/2003 /CONTACT: W. Swope Montgomery, Jr., President and CEO of BNC Bancorp, +1-336-476-9200/ /Web site: http://www.bankofnc.com / (BNCN)

CO: BNC Bancorp; Bank of North Carolina ST: North Carolina IN: FIN SU: DIV